Exhibit 99.1
Sabine Royalty Trust

News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR NOVEMBER
     Dallas, Texas, November 5, 2008 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.65309 per unit, payable on November 28, 2008, to unit holders of record on November 17, 2008.
     This distribution reflects primarily the oil production for August 2008 and the gas production for July 2008, both including postings from the previous month’s production. Preliminary production volumes are approximately 45,363 barrels of oil and 585,452 Mcf of gas. Preliminary average prices are approximately $110.24 per barrel of oil and $9.47 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	45,363	585,452	$110.24	$9.47

Prior Month	27,424	510,291	$121.59	$11.30
     The substantial increase in postings for this month’s distribution is a direct result of various energy companies recovering from the payment processing disruptions that Hurricanes Gustav and Ike caused. At this time most payors appear to be operating on a current status. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of October, approximately $179,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, approximately $1,427,000 in revenue has been received.

     Approximately $443,000 for 2008 Ad Valorem taxes is being deducted from this month’s distribution as compared to $424,000 for 2007. These payments are normal expenditures at this time of year.
     For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
*          *          *

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free Number: 1.800.365.6541